1811 Bering Drive, Suite 200 Houston, Texas 77057

Company Contact: Jon C. Biro Phone: 713-351-4100 Fax: 713-335-2222 www.icopolymers.com

ICO, Inc. Announces Record Results for
Fiscal Year Third Quarter 2006

HOUSTON, TEXAS, August 3, 2006 - ICO, Inc. (NASDAQ: ICOC), global producer of custom polymer powders and plastic film concentrates, today announced its results for the three and nine months ended June 30, 2006. Highlights for the quarter included:

▪	Record revenues of $82.4 million and year-over-year volume growth of 12% for the quarter
▪	Operating income of $5.9 million, up 350% from previous year
▪	Earnings per share 16 cents (14 cents fully diluted)

Year-Over-Year Quarterly Comparison

Third quarter 2006 revenues from continuing operations of $82.4 million hit an all time high for ICO, Inc. This represented an increase of $6.7 million or 9% from the fiscal third quarter of 2005. Revenues increased due to growth in sales and service volumes (up 12% year-over-year) and higher average selling prices as a result of higher raw material prices. Partially offsetting those benefits were the effects of a stronger U.S. Dollar as compared to relevant foreign currencies and a change in product mix as a result of growth in sales at Bayshore.

As a result of the strong growth in volumes and revenues, gross profit improved $3.4 million or 27%. The Company’s North American operations, including Bayshore Industrial and ICO Polymers North America, experienced the most significant gross profit improvements. Bayshore’s improvement was primarily the result of sales volume growth of 54%, while an increase in specialty toll grinding business generated by ICO Polymers North America contributed to their gross profit improvement.

Selling, general and administrative expenses (“SG&A”) declined $1.2 million or 13% due to our continuing focus on controlling costs. This decline was a result of lower third party Sarbanes-Oxley implementation costs, professional legal fees, and effects of the stronger U.S. Dollar relative to relevant foreign currencies.

Operating income improved $4.6 million or 350% to $5.9 million as a result of the improvement in gross profit and reduction in SG&A. Net income from continuing operations was $4.1 million, or $.16 per share ($.14 per share fully diluted).

Sequential Quarter Comparison

Sequentially, an increase in volumes sold of 3% and an increase in average selling prices due to rising resin prices caused revenues to increase $2.9 million or 4%. The growth in sales and service volumes led the way to improved gross profit. Gross profit improved $0.8 million or 5%. The improvement in gross profit and a reduction in SG&A of $0.4 million drove the operating income increase of $1.1 million or 22% compared to the quarter ended March 31, 2006.

“Our business was very strong in the third quarter and we expect the momentum we now have to continue into the fourth quarter,” stated the Company’s President and CEO, Mr. A. John Knapp, Jr. “Our volume improvement this year has been led by our Bayshore Industrial operation. The expansion at Bayshore is expected to be on line late in the fourth quarter and will increase our capacity in that operation by approximately 10%. We are also considering several expansion opportunities within our Australasian business which should fuel our growth in these markets. I thank all of ICO’s employees for their efforts to produce good operating results so far this year.”

Balance Sheet and Liquidity

At June 30, 2006, the Company had $7.0 million in cash on hand, $35.8 million in debt, and $40.3 million of available borrowing capacity under committed credit facilities. The improvement in liquidity during fiscal year 2006 was due to strong earnings and cash flow the Company has generated from operations and from many of the refinancings the Company has completed over the course of 2006. During the third quarter of fiscal 2006, the Company closed on new term loans of $9.7 million and used the proceeds to repay existing long-term and short-term debt. This caused total short-term debt to fall $3.7 million compared to March 31, 2006. Capital expenditures were $2.9 million during the third quarter and were $7.0 million for the nine months ended June 30, 2006.

Preferred Dividend

The Company’s Board of Directors has determined not to declare any dividend on its depositary shares, each representing ¼ of a share of its $6.75 convertible exchangeable preferred stock, for the quarter ending on September 30, 2006.

Conference Call on the Web

A live Internet broadcast of ICO, Inc.’s conference call regarding fiscal 2006 third quarter results can be accessed at 9:00 a.m. Central Standard Time on Friday, August 4, 2006 at www.firstcallevents.com, where the webcast replay will be archived. (Minimum requirements to listen to the broadcast are: The Windows Media Player software, downloadable free from http://www.microsoft.com/windows/windowsmedia/player/download/download.aspx and at least a 28.8Kbps connection to the Internet.)

Investors are invited to participate in the conference by dialing 847-413-3237, passcode 15219128.

About ICO, Inc.

With 18 locations in 9 countries, ICO Polymers produces custom polymer powders for rotational molding and other polymer related businesses, such as the textile, metal coating and masterbatch markets. ICO remains an industry leader in size reduction, compounding and other tolling services for plastic and non-plastic materials. ICO's Bayshore Industrial subsidiary produces specialty compounds, concentrates and additives primarily for the plastic film industry. Additional information about ICO, Inc. can be found on the Company’s website at www.icopolymers.com.

This press release contains forward-looking statements, which are not statements of historical facts and involve certain risks, uncertainties and assumptions. These include, but are not limited to, restrictions imposed by the Company’s outstanding indebtedness, changes in the cost and availability of polymers, demand for the Company's services and products, business cycles and other industry conditions, the Company’s lack of asset diversification, international risks, operational risks, and other factors detailed in the Company's form 10-K for the fiscal year ended September 30, 2005 and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

ICO, Inc.
Consolidated Statement of Operations
(Unaudited and in thousands, except per share data and percentages)

	Three Months Ended			Nine Months Ended
	June 30,		March 31,	June 30,
	2006	2005	2006	2006	2005

Product Sales	$73,186	$67,530	$70,473	$211,334	$199,054
Toll Services	9,258	8,232	9,070	25,766	26,273
Total Revenues	82,444	75,762	79,543	237,100	225,327
Cost of sales and services	66,330	63,051	64,188	190,035	185,139
Gross Profit	16,114	12,711	15,355	47,065	40,188
Selling, general and administrative expense	8,278	9,470	8,722	25,663	28,169
Depreciation and amortization	1,917	1,934	1,782	5,501	5,986
Impairment, restructuring and other costs	-	-	-	118	343
Operating income	5,919	1,307	4,851	15,783	5,690
Other income (expense):
Interest expense, net	(505)	(748)	(562)	(1,601)	(2,208)
Other income (expense)	167	(65)	68	313	(21)
Income from continuing operations before income taxes	5,581	494	4,357	14,495	3,461
Provision for income taxes	1,470	475	1,375	4,307	1,030
Income from continuing operations	4,111	19	2,982	10,188	2,431
Loss from discontinued operations, net of benefit for
income taxes	(19)	(63)	-	(52)	(383)

Net income (loss)	$4,092	$(44)	$2,982	$10,136	$2,048

Basic income from continuing operations per common share	$0.16	$0.00	$0.12	$0.40	$0.10
Basic net income per common share	$0.16	$0.00	$0.12	$0.40	$0.08

Diluted income from continuing operations per common share	$0.14	$0.00	$0.10	$0.34	$0.08
Diluted net income per common share	$0.14	$0.00	$0.10	$0.34	$0.07

Gross Margin	19.5%	16.8%	19.3%	19.9%	17.8%

ICO, Inc.
Consolidated Balance Sheet
(Unaudited and in thousands, except share data and ratios)

	June 30,	September 30,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$7,032	$3,234
Trade receivables	65,965	57,132
Inventories	38,261	35,006
Deferred income taxes	2,413	2,579
Prepaid and other current assets	6,351	5,542
Total current assets	120,022	103,493

Property, plant and equipment, net	51,618	49,274
Goodwill	8,325	8,831
Other assets	2,497	2,657
Total assets	$182,462	$164,255

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings under credit facilities	$10,619	$8,989
Current portion of long-term debt	4,433	5,657
Accounts payable	32,947	31,387
Accrued salaries and wages	4,936	4,181
Income taxes payable	4,189	1,459
Other current liabilities	9,629	10,438
Total current liabilities	66,753	62,111

Long-term debt, net of current portion	20,756	18,993
Deferred income taxes	4,097	4,383
Other long-term liabilities	1,849	1,678
Total liabilities	93,455	87,165

Commitments and contingencies	-	-
Stockholders' equity:
Convertible preferred stock, without par value- 345,000 shares authorized; 322,500 shares issued and outstanding with
a liquidation preference of $39,866 and $38,234, respectively	13	13
Undesignated preferred stock, without par value-
105,000 shares authorized; No shares issued and outstanding	-	-
Common stock, without par value- 50,000,000 shares
authorized; 25,751,842 and 25,544,997 shares issued
and outstanding, respectively	44,922	44,265
Additional paid-in capital	104,658	104,134
Accumulated other comprehensive loss	(645)	(1,245)
Accumulated deficit	(59,941)	(70,077)
Total stockholders' equity	89,007	77,090
Total liabilities and stockholders' equity	$182,462	$164,255

OTHER BALANCE SHEET DATA
Working capital	$53,269	$41,382
Current ratio	1.8	1.7
Total debt	$35,808	$33,639
Debt-to-capitalization	28.7%	30.4%

ICO, Inc.
Supplemental Segment Information
(Unaudited and in thousands, except percentages)

Revenues
Three Months Ended June 30:	2006	% of Total	2005	% of Total	Change	%
ICO Europe	$35,181	43%	$33,754	44%	$1,427	4%
ICO Courtenay - Australasia	10,356	13%	12,228	16%	(1,872)	(15%	)
ICO Polymers North America	12,261	15%	10,691	14%	1,570	15%
ICO Brazil	2,072	2%	2,009	3%	63	3%
Total ICO Polymers	59,870	73%	58,682	77%	1,188	2%
Bayshore Industrial	22,574	27%	17,080	23%	5,494	32%
Consolidated	$82,444	100%	$75,762	100%	$6,682	9%

Nine Months Ended June 30:	2006	% of Total	2005	% of Total	Change	%
ICO Europe	$95,162	40%	$99,227	44%	$(4,065)	(4%	)
ICO Courtenay - Australasia	34,528	15%	34,564	15%	(36)	0%
ICO Polymers North America	33,079	14%	30,369	14%	2,710	9%
ICO Brazil	6,894	3%	6,017	3%	877	15%
Total ICO Polymers	169,663	72%	170,177	76%	(514)	0%
Bayshore Industrial	67,437	28%	55,150	24%	12,287	22%
Consolidated	$237,100	100%	$225,327	100%	$11,773	5%

Operating income (loss)
Three Months Ended June 30:	2006	2005	Change
ICO Europe	$1,659	$646	$1,013
ICO Courtenay - Australasia	340	555	(215)
ICO Polymers North America	1,862	310	1,552
ICO Brazil	(114)	(192)	78
Total ICO Polymers	3,747	1,319	2,428
Bayshore Industrial	3,720	1,869	1,851
Total Operations	7,467	3,188	4,279
General Corporate Expense	(1,361)	(1,638)	277
Unallocated stock option compensation	(187)	(243)	56
Consolidated	$5,919	$1,307	$4,612

Nine Months Ended June 30:	2006	2005	Change
ICO Europe	$4,931	$3,560	$1,371
ICO Courtenay - Australasia	1,700	1,877	(177)
ICO Polymers North America	3,717	514	3,203
ICO Brazil	(450)	(767)	317
Total ICO Polymers	9,898	5,184	4,714
Bayshore Industrial	10,879	6,377	4,502
Total Operations	20,777	11,561	9,216
General Corporate Expense	(4,355)	(5,231)	876
Unallocated stock option compensation	(639)	(640)	1
Consolidated	$15,783	$5,690	$10,093

Operating income (loss) as a percentage of revenues	Three Months Ended						Nine Months Ended
	June 30,						June 30,
					Increase/						Increase/
	2006		2005		(Decrease)		2006		2005		(Decrease)
ICO Europe	5%		2%		3%		5%		4%		1%
ICO Courtenay - Australasia	3%		5%		(2%	)	5%		5%		0%
ICO Polymers North America	15%		3%		12%		11%		2%		9%
ICO Brazil	(6%	)	(10%	)	4%		(7%	)	(13%	)	6%
Total ICO Polymers	6%		2%		4%		6%		3%		3%
Bayshore Industrial	16%		11%		5%		16%		12%		4%
Consolidated	7%		2%		5%		7%		3%		4%

ICO, Inc.
Supplemental Segment Information (cont'd.)
(Unaudited and in thousands, except percentages)

Revenues
	Three Months Ended
	June 30,		March 31,
	2006	% of Total	2006	% of Total	Change	%
ICO Europe	$35,181	43%	$32,439	41%	$2,742	8%
ICO Courtenay - Australasia	10,356	13%	11,458	14%	(1,102)	(10%	)
ICO Polymers North America	12,261	15%	10,819	14%	1,442	13%
ICO Brazil	2,072	2%	2,665	3%	(593)	(22%	)
Total ICO Polymers	59,870	73%	57,381	72%	2,489	4%
Bayshore Industrial	22,574	27%	22,162	28%	412	2%
Consolidated	$82,444	100%	$79,543	100%	$2,901	4%

Operating income (loss)
	Three Months Ended
	June 30,	March 31,
	2006	2006	Change
ICO Europe	$1,659	$1,973	$(314)
ICO Courtenay - Australasia	340	305	35
ICO Polymers North America	1,862	1,161	701
ICO Brazil	(114)	(199)	85
Total ICO Polymers	3,747	3,240	507
Bayshore Industrial	3,720	3,411	309
Total Operations	7,467	6,651	816
General Corporate Expense	(1,361)	(1,631)	270
Unallocated stock option compensation	(187)	(169)	(18)
Consolidated	$5,919	$4,851	$1,068

Operating income (loss) as a percentage of revenues	Three Months Ended
	June 30,		March 31,		Increase/
	2006		2006		(Decrease)
ICO Europe	5%		6%		(1%	)
ICO Courtenay - Australasia	3%		3%		0%
ICO Polymers North America	15%		11%		4%
ICO Brazil	(6%	)	(7%	)	1%
Total ICO Polymers	6%		6%		0%
Bayshore Industrial	16%		15%		1%
Consolidated	7%		6%		1%